KOHL'S CORPORATION PROVIDES FOURTH QUARTER UPDATE

MENOMONEE FALLS, WI, -- (Business Wire) - February 6, 2014 -- Kohl’s Corporation (NYSE: KSS) today provided a fourth quarter update including comparable store sales results and updated guidance for its fourth quarter and fiscal year 2013.

Comparable store sales for the quarter decreased 2.0 percent. The Company was pleased with the 0.8 percent increase in its combined November and December comparable store sales. January sales were significantly lower than planned as a result of lower traffic and low levels of clearance merchandise. Unanticipated expenses in servicing its E-Commerce business led to higher than expected costs for the quarter. As a result of these expenses, the Company is lowering its fourth quarter diluted earnings per share estimates from $1.59 to $1.74 to approximately $1.53. Fiscal 2013 diluted earnings per share are now expected to be approximately $4.03, compared to previous guidance of $4.08 to $4.23.

The Company will release its detailed report on the fourth quarter and full year as scheduled on February 27, 2014. Additional details on the Company’s performance and initial guidance for fiscal 2014 will be provided at that time.

Cautionary Statement Regarding Forward-Looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl’s
Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. With a commitment to environmental leadership, Kohl’s operates 1,158 stores in 49 states. In support of the communities it serves, Kohl’s has raised more than $231 million for children’s initiatives nationwide through its Kohl’s Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com, join the discussion on Facebook (http://www.facebook.com/Kohls) or Twitter (http://twitter.com/Kohls) or get inspired on Pinterest (http://pinterest.com/Kohls) and Instagram (http://instagram.com/Kohls).

Investor Relations:
Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893
Joanne Crevoiserat, Executive Vice President - Finance, (262)703-2945

Media:
Jen Johnson, Director - Public Relations, (262) 703-5241